           Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports First Quarter Results

ST. LOUIS (Feb. 5, 2020) - Spire Inc. (NYSE: SR) today reported results for its fiscal first quarter ended December 31, 2019. Highlights include:

•	First quarter fiscal 2020 net income of $67.0 million ($1.24 per diluted share), compared to $67.3 million ($1.32 per share) in the prior year
•	Net economic earnings* of $71.8 million ($1.33 per share), up from $65.9 million ($1.30 per share) a year ago
•	Capital expenditures forecast for FY20 increased to $610 million, reflecting higher gas utility spend

“As we continue to advance our growth strategy, our first quarter results show a strong start to the year with increasing earnings from our gas utilities, solid performance by Spire Marketing, and higher earnings from Spire STL Pipeline which went into service during the quarter,” said Suzanne Sitherwood, president and chief executive officer of Spire. “Our focus on investing in organic growth, infrastructure upgrades and innovation will continue to drive even stronger operating and financial performance while positioning us to further deliver on our promises to our employees, customers, communities and shareholders.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Common Share)
	2019	2018	2019	2018
Net Economic Earnings (Loss)* by Segment
Gas Utility	$69.1	$66.4
Gas Marketing	6.1	8.3
Other	(3.4)	(8.8)
Total	$71.8	$65.9	$1.33	$1.30
Net economic earnings adjustments, pre-tax	(6.3)	1.8	(0.12)	0.03
Income tax effect of pre-tax adjustments	1.5	(0.4)	0.03	(0.01)
Net Income	$67.0	$67.3	$1.24	$1.32
Weighted Average Diluted Shares Outstanding	51.1	50.8

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended December 31, 2019, the first quarter of our fiscal year, was $67.0 million ($1.24 per diluted share), down from $67.3 million ($1.32 per share) a year ago.

Net economic earnings (NEE) for the first quarter of fiscal 2020 was $71.8 million ($1.33 per share) up from $65.9 million ($1.30 per share) last year, reflecting higher Gas Utility earnings as well as lower corporate costs and improved performance from Spire STL Pipeline and Spire Storage. These positive impacts were partially offset by lower earnings from Spire Marketing due to lower contribution margin. Current year per share amounts reflect the impact from dividends on our preferred stock.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. Beginning in the fourth quarter of fiscal 2019, NEE excludes the provisions established for the appeals court rulings regarding Missouri Infrastructure System Replacement Surcharge (ISRS) revenues.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. First quarter NEE was $69.1 million, up from $66.4 million in the prior year, reflecting a higher contribution margin, partially offset by higher expenses.

Contribution margin increased $7.1 million, reflecting a prior-year Rate Stabilization and Equalization give-back provision at Spire Alabama for $3.9 million that did not recur, higher ISRS revenues of $2.2 million and modest customer growth. These positive impacts were partially offset by lower usage due to warmer weather.

Operation and maintenance expenses of $106.o million for the quarter were up $3.5 million from last year, driven by higher field distribution, maintenance and bad debt expenses. Depreciation and amortization expenses increased $2.7 million from last year, reflecting higher capital investment. Taxes other than income taxes decreased $1.3 million mainly due to lower volume-driven gross receipts taxes.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the central and southern United States. First quarter NEE was $6.1 million, down from $8.3 million in the prior year, reflecting higher volumes from our continued business expansion, more than offset by higher costs and narrower basis differentials in the market.

Other

Other gas-related operations and corporate costs on a NEE basis for the first quarter were $3.4 million in fiscal 2020, compared to $8.8 million a year ago. The year-over-year improvement reflects higher income from Spire STL Pipeline, which began commercial operation in mid-November 2019, lower corporate interest costs, and a reduction in the loss from Spire Storage. NEE for Spire STL Pipeline was $3.7 million, up from $1.4 million a year earlier. On an EBITDA basis, Spire Storage incurred a loss of $0.5 million in the current period compared to a loss of $2.7 million in the prior year.

Balance Sheets and Cash Flow

We maintain a strong capital structure with ample liquidity. At December 31, 2019, our adjusted long-term capitalization was 48.2 percent equity, compared to 51.9 percent equity at September 30, 2019, our fiscal year-end. The decrease in our equity ratio is due to the completion of several financings during the first quarter of fiscal 2020 (described below) to take advantage of low long-term interest rates to pay down existing debt including short-term borrowings.

•	On November 12, 2019, Spire Missouri funded a $275 million private placement of 10-year first mortgage bonds at a 2.84 percent coupon. The use of proceeds included repaying a $100 million term loan.
•	On December 2, 2019, Spire Alabama funded a $100 million private placement of 10-year senior notes with a 2.88 percent coupon. Proceeds were used to repay short-term debt.
•	On December 23, 2019, Spire STL Pipeline funded a $135 million private placement of 15-year senior notes with a 2.95 percent coupon. Proceeds were used to repay short-term debt.

Short-term borrowings outstanding at December 31, 2019 were $518.9 million, down from $626.1 million a year ago and $743.2 million at September 30, 2019, reflecting the impact of long-term debt financing described above. Our working capital needs are seasonal in nature and typically peak during the winter. We retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet our liquidity needs.

Net cash provided by operating activities was $64.5 million for the three months ended December 31, 2019, compared to $70.4 million for the fiscal first quarter a year ago. The decrease was largely driven by fluctuations in working capital balances.

Capital expenditures for the first quarter of fiscal 2020 were $192.3 million, down from $206.8 million in the prior year. Investment in our gas utilities was $151.8 million, up $15.4 million over last year, reflecting increased spend on infrastructure upgrades and new business development. Expenditures for Spire STL Pipeline were $29.5 million, up $4.6 million, reflecting investment to complete construction and bring the project into service. For Spire Storage, capital spend this quarter was $10.3 million.

For additional details on Spire’s results for the first quarter of fiscal 2020, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

Regulatory Matters

Missouri

As reported last quarter, the Missouri Western District Court of Appeals issued rulings determining that certain Spire Missouri expenditures for infrastructure upgrades approved by the Missouri Public Service Commission (MoPSC) were not eligible for recovery under ISRS. The rulings upheld several prior-year appeals by the Office of Public Counsel and ordered refunds for:

•	Expenditures in 2016 and 2017 for intermittent plastic materials used for repairs, with impacted revenues of $4.2 million
•	Previously MoPSC-authorized ISRS revenues related to our June 2018 filing of $8.0 million

Based on the rulings, we accrued a $12.2 million regulatory liability at year-end fiscal 2019, and an additional $2.1 million in the first quarter of fiscal 2020. We also accrued a $0.5 million provision for interest due on the entirety of the ISRS revenue in dispute. The impact of these provisions is included in net income and earnings per share but is excluded from net economic earnings measures.

We strongly disagree with the rulings and will vigorously defend our position. The ISRS mechanism, like similar programs across the country, provides for more timely recovery of certain investments in infrastructure upgrades that improve the integrity, reliability and safety of our distribution pipeline system. These upgrades also enhance our environmental performance by reducing methane emissions. The ISRS mechanism has been in place for over 15 years, and during that time, Spire has spent over $1 billion to replace more than 2,500 miles of aging pipelines in Missouri, using the most cost-effective process possible, while keeping customer bills lower than they were 15 years ago.

Following the denial of our request to the District Court for rehearing the ISRS rulings, Spire Missouri applied for transfer to the Missouri Supreme Court on January 2, 2020. This application stays the effectiveness of the ISRS rulings and two other authorizations in earlier stages of review, pending the Missouri Supreme Court’s decision on whether to review the cases.

Our current approved annual run rate for ISRS revenues is approximately $29.2 million, including the latest approved increase effective November 16, 2019 for $8.8 million annualized. Spire Missouri will continue to collect and record these authorized revenues, pending a final determination on these filings. On February 3, 2020, Spire Missouri filed a request with the MoPSC for recovery of $13.4 million in additional ISRS revenues. The company also filed to recover $5.3 million in previously disallowed costs.

In January 2020, legislation was introduced in both the Missouri House and Senate to clarify language in the statute governing the ISRS mechanism. Specifically, the bills seek to ensure we can continue to upgrade our infrastructure, enhance its safety and reliability, and secure timely recovery of costs incurred.

Alabama

On November 5, 2019, the Alabama Public Service Commission approved Spire Alabama’s request to establish an off-system sales and capacity release program that seeks to create value from the sale of excess natural gas supply and pipeline capacity not needed to serve our customers’ needs. Similar to the successful program we have operated for many years in Missouri, 75 percent of value created from this program will be used to lower customer rates in Alabama, with the remainder retained by the company. The mechanism went into effect with new rates on December 1, 2019.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.6225 per share, payable April 2, 2020, to shareholders of record on March 11, 2020. We have continuously paid a cash common stock dividend since 1946, with 2020 marking the 17th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90 percent Series A Cumulative Redeemable Preferred Stock payable May 15, 2020, to holders of record on April 24, 2020.

Guidance and Outlook

We affirm our 5-year capital expenditures outlook through fiscal 2023 of $3.0 billion. Our expected fiscal 2020 investment has increased to $610 million, reflecting a $20 million increase in targeted spend for our gas utilities.

We also affirm our annual long-term NEE per share growth target of 4-7 percent. Our long-term target reflects the expectation of continued consistent growth of our gas utilities driven by organic growth initiatives as well as capital investment focused on infrastructure upgrades, technology and new business. We also expect growing contributions from expansion of Spire Marketing and commercial operation of Spire STL Pipeline.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2020 first quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, February 5
10 a.m. CT (11 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 12 p.m. CT (1 p.m. ET) on February 5 until March 6, 2020 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10138031.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release also includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” “adjusted long-term capitalization,” “contribution margin,” and “EBITDA.” Management uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. Beginning in the fourth quarter of fiscal 2019 and continuing into fiscal 2020, these items include provisions related to the ISRS rulings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin is defined as operating revenues less natural and propane gas costs and gross receipts taxes expense, which are directly passed on to customers and collected through revenues. Adjusted long-term capitalization treats preferred stock as 50% debt and 50% equity, as rating agencies would treat preferred stock. EBITDA is earnings before interest, income taxes, depreciation and amortization. Management believes EBITDA provides a helpful additional measure of core results of Spire Storage. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2019	2018
Operating Revenues:
Gas Utility	$530.6	$573.8
Gas Marketing and other	36.3	28.2
Total Operating Revenues	566.9	602.0
Operating Expenses:
Gas Utility
Natural and propane gas	214.6	251.7
Operation and maintenance	106.0	102.5
Depreciation and amortization	46.4	43.7
Taxes, other than income taxes	37.9	39.2
Total Gas Utility Operating Expenses	404.9	437.1
Gas Marketing and other	59.7	59.8
Total Operating Expenses	464.6	496.9
Operating Income	102.3	105.1
Interest Expense, Net	26.7	25.9
Other Income, Net	5.7	2.8
Income Before Income Taxes	81.3	82.0
Income Tax Expense	14.3	14.7
Net Income	67.0	67.3
Provision for preferred dividends	3.7	—
Income allocated to participating securities	0.1	0.1
Net Income Available to Common Shareholders	$63.2	$67.2

Weighted Average Number of Shares Outstanding:
Basic	50.9	50.6
Diluted	51.1	50.8

Basic Earnings Per Common Share	$1.24	$1.33
Diluted Earnings Per Common Share	$1.24	$1.32
Dividends Declared Per Common Share	$0.6225	$0.5925

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2019	2019	2018
ASSETS
Utility Plant	$6,256.1	$6,146.5	$5,754.8
Less: Accumulated depreciation and amortization	1,823.8	1,794.5	1,709.5
Net Utility Plant	4,432.3	4,352.0	4,045.3
Non-utility Property	518.7	477.8	254.5
Other Investments	74.7	72.3	69.5
Total Other Property and Investments	593.4	550.1	324.0
Current Assets:
Cash and cash equivalents	21.5	5.8	8.4
Accounts receivable, net	451.3	289.6	556.7
Inventories	185.6	196.6	212.7
Other	118.0	122.5	127.5
Total Current Assets	776.4	614.5	905.3
Deferred Charges and Other Assets	2,158.9	2,102.6	1,957.6
Total Assets	$7,961.0	$7,619.2	$7,232.2

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$—
Common stock and paid-in capital	1,557.8	1,556.8	1,533.5
Retained earnings	803.1	775.5	752.9
Accumulated other comprehensive loss	(16.9)	(31.3)	(1.8)
Total Shareholders' Equity	2,586.0	2,543.0	2,284.6
Temporary equity	4.1	3.4	—
Long-term debt (less current portion)	2,484.4	2,082.6	1,992.0
Total Capitalization	5,074.5	4,629.0	4,276.6
Current Liabilities:
Current portion of long-term debt	45.3	40.0	175.0
Notes payable	518.9	743.2	626.1
Accounts payable	307.9	301.5	430.9
Accrued liabilities and other	380.4	384.1	331.4
Total Current Liabilities	1,252.5	1,468.8	1,563.4
Deferred Credits and Other Liabilities:
Deferred income taxes	475.3	451.4	453.2
Pension and postretirement benefit costs	260.7	264.8	182.1
Asset retirement obligations	340.9	337.6	324.5
Regulatory liabilities	417.8	399.0	363.4
Other	139.3	68.6	69.0
Total Deferred Credits and Other Liabilities	1,634.0	1,521.4	1,392.2
Total Capitalization and Liabilities	$7,961.0	$7,619.2	$7,232.2

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2019	2018
Operating Activities:
Net Income	$67.0	$67.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47.5	44.2
Deferred income taxes and investment tax credits	14.3	12.7
Changes in assets and liabilities	(61.3)	(53.4)
Other	(3.0)	(0.4)
Net cash provided by operating activities	64.5	70.4

Investing Activities:
Capital expenditures	(192.3)	(206.8)
Business acquisitions	—	(7.9)
Other	(0.3)	(1.5)
Net cash used in investing activities	(192.6)	(216.2)

Financing Activities:
Issuance of long-term debt	510.0	100.0
Repayment of long-term debt	(100.0)	(9.1)
(Repayment) issuance of short-term debt, net	(224.2)	72.5
Issuance of common stock	2.3	0.4
Dividends paid on common stock	(34.7)	(28.8)
Dividends paid on preferred stock	(3.7)	—
Other	(5.9)	(2.2)
Net cash provided by financing activities	143.8	132.8

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	15.7	(13.0)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	5.8	21.4
Cash, Cash Equivalents, and Restricted Cash at End of Period	$21.5	$8.4

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended December 31, 2019
Net Income (Loss) [GAAP]	$67.1	$3.3	$(3.4)	$67.0	$1.24
Adjustments, pre-tax:
Provision for ISRS rulings	2.6	—	—	2.6	0.05
Unrealized loss on energy-related derivatives	—	3.7	—	3.7	0.07
Income tax effect of adjustments (1)	(0.6)	(0.9)	—	(1.5)	(0.03)
Net Economic Earnings (Loss) [Non-GAAP]	$69.1	$6.1	$(3.4)	$71.8	$1.33

Three Months Ended December 31, 2018
Net Income (Loss) [GAAP]	$66.4	$10.0	$(9.1)	$67.3	$1.32
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(2.2)	—	(2.2)	(0.04)
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	—	0.5	(0.1)	0.4	0.01
Net Economic Earnings (Loss) [Non-GAAP]	$66.4	$8.3	$(8.8)	$65.9	$1.30

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2019
Operating Income [GAAP]	$96.3	$4.4	$1.6	$—	$102.3
Operation and maintenance expenses	108.6	3.1	7.9	(3.0)	116.6
Depreciation and amortization	46.4	—	1.1	—	47.5
Taxes, other than income taxes	37.9	0.3	0.4	—	38.6
Less: Gross receipts tax expense	(24.6)	—	—	—	(24.6)
Contribution Margin [Non-GAAP]	264.6	7.8	11.0	(3.0)	280.4
Natural and propane gas costs	241.5	24.5	0.1	(4.2)	261.9
Gross receipts tax expense	24.6	—	—	—	24.6
Operating Revenues	$530.7	$32.3	$11.1	$(7.2)	$566.9

Three Months Ended December 31, 2018
Operating Income (Loss) [GAAP]	$95.6	$12.5	$(3.0)	$—	$105.1
Operation and maintenance expenses	104.9	2.6	7.4	(2.7)	112.2
Depreciation and amortization	43.7	—	0.5	—	44.2
Taxes, other than income taxes	39.2	0.2	0.4	—	39.8
Less: Gross receipts tax expense	(25.9)	—	—	—	(25.9)
Contribution Margin [Non-GAAP]	257.5	15.3	5.3	(2.7)	275.4
Natural and propane gas costs	291.8	10.5	0.1	(1.7)	300.7
Gross receipts tax expense	25.9	—	—	—	25.9
Operating Revenues	$575.2	$25.8	$5.4	$(4.4)	$602.0

Spire Storage EBITDA1 Reconciliation to GAAP

	Period ended December 31,
(Millions)	2019	2018
Net Loss [GAAP]	$(1.9)	$(2.9)
Add back:
Interest charges	1.3	0.6
Income tax benefit	(0.5)	(0.8)
Depreciation and amortization	0.6	0.4
EBITDA [Non-GAAP]	$(0.5)	$(2.7)

1 EBITDA is earnings before interest, income taxes, depreciation and amortization.

Adjusted Long-Term Capitalization Reconciliation to GAAP

	December 31, 2019			September 30, 2019
(Millions)	Equity[2]	Debt	Total	Equity[2]	Debt	Total
Capitalization	$2,590.1	$2,484.4	$5,074.5	$2,546.4	$2,082.6	$4,629.0
Current portion of long-term debt	—	45.3	45.3	—	40.0	40.0
Long-term Capitalization [GAAP]	2,590.1	2,529.7	5,119.8	2,546.4	2,122.6	4,669.0
Reclassify 50% of preferred stock	(121.0)	121.0	—	(121.0)	121.0	—
Adjusted Long-term Capitalization [Non-GAAP]	$2,469.1	$2,650.7	$5,119.8	$2,425.4	$2,243.6	$4,669.0

% of adjusted long-term capitalization	48.2%	51.8%	100.0%	51.9%	48.1%	100.0%

[1] Temporary equity of $4.1 and $3.4 is included in equity as of December 31, 2019 and September 30, 2019, respectively.